SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 13, 2006

STEPAN COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-4462	36-1823834
(Commission File Number)	(I.R.S. Employer Identification No.)

Edens and Winnetka Road, Northfield, Illinois	60093
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 446-7500

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 13, 2006, Mr. Paul H. Stepan, a director of Stepan Company, resigned from the Stepan Company Board of Directors effective February 14, 2006.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On February 13, 2006, the Audit Committee of the Stepan Company Board of Directors, composed entirely of independent directors, approved two waivers of the conflict of interest provisions of Stepan Company’s Code of Conduct. Stepan Company’s Code of Conduct and the charter of the Audit Committee require that the Audit Committee approve and disclose any waivers of the conflict of interest provisions of the Stepan Company Code of Conduct that are granted to executive officers and directors.

First, prior to his resignation described in Item 5.02 above, Mr. Paul H. Stepan (brother of F. Quinn Stepan, Chairman of Stepan Company, and uncle of F. Quinn Stepan, Jr., President and Chief Executive Officer of Stepan Company) served as a director of Stepan Company. Mr. Paul H. Stepan was hired as an attorney by the law firm of McGuireWoods LLP (“McGuireWoods”) on December 19, 2005. Effective February 13, 2006, the Audit Committee approved Stepan Company’s retention of McGuireWoods to perform certain legal services for Stepan Company under the Audit Committee’s supervision and oversight. The Audit Committee waived the conflict of interest provisions of Stepan Company’s Code of Conduct to permit the retention of McGuireWoods and approved the related party aspect of Stepan Company’s retention of McGuireWoods.

Second, Mr. John Stepan (brother of F. Quinn Stepan and Paul H. Stepan, and uncle of F. Quinn Stepan, Jr.) serves as a consultant for Hub International of Illinois Limited and an affiliate (“HUB”). HUB serves as an insurance broker for Stepan Company to place various types of insurance coverage. As the broker, HUB receives commissions for premiums paid by Stepan Company for this insurance coverage. HUB pays Mr. John Stepan certain fees and commissions for such coverage. The Audit Committee waived the conflict of interest provisions of Stepan Company’s Code of Conduct to allow HUB to serve as an insurance broker for Stepan Company and approved the related party aspect of Stepan Company’s retention of HUB.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEPAN COMPANY

By:	/s/ Kathleen M. Owens Kathleen M. Owens Assistant Secretary

Date: February 17, 2006